      As filed with the Securities and Exchange Commission on November 19, 1997
                                             Registration No. 333-_____________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------

                              Holophane Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                  31-1288751
-------------------------------                  -------------------
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                  Identification No.)

250 East Broad Street, Suite 1400, Columbus, Ohio        43215
-------------------------------------------------      ----------
(Address of Principal Executive Offices)               (Zip Code)

                      Holophane Employee Stock Option Plan
                      ------------------------------------
                            (Full title of the plan)

                                        Copy to:
Bruce A. Philp                          Ronald A. Robins, Jr., Esq.
c/o Holophane Corporation               Vorys, Sater, Seymour and Pease
250 East Broad Street, Suite 1400       52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43215                    Columbus, Ohio 43216-1008
---------------------------------
(Name and address of agent
for service)

                                 (614) 224-3134
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                       ----------------------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------
Title of            Amount         Proposed maximum       Proposed maximum      Amount of
securities to       to be           offering price        aggregate offering    registration
be registered       registered       per share(1)             price(1)            fee
--------------------------------------------------------------------------------------------
Common Stock,       300,000             $23.875             $7,162,500          $2,171.00
$0.01 par
value

__________________
(1) Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, and computed on the basis of $23.875, which is the average of the high and low sales prices of the Common Stock as reported on The NASDAQ National Market on November 18, 1997.

                   Page 1 of 24; Index to Exhibits at Page 13

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Holophane Corporation (the "Registrant"), and all other reports filed with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since that date are hereby incorporated by reference.

          The description of the Registrant's shares of Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on September 9, 1993, as amended on October 26, 1993, and all amendments thereto or reports filed for the purpose of updating such description heretofore filed by the Registrant with the Commission, are hereby incorporated by reference.

          Any definitive proxy statement or information statement filed pursuant to Section 14 of the Exchange Act and all documents which may be filed with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the completion of the offering contemplated hereby, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents; provided, however, that no report of the Compensation Committee of the Board of Directors of the Registrant on executive compensation and no performance graph included in any proxy statement or information statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference.


ITEM 4.  DESCRIPTION OF SECURITIES.

          Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breaches of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

          Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

          Article ELEVENTH of Registrant's Restated Certificate of Incorporation provides as follows:

          ELEVENTH: (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

               (b) (1)   Each person (and the heirs, executors or administrators
          of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE ELEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE ELEVENTH shall be a contract right.

               (2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determined [sic] to be appropriate and authorized by Delaware law.

               (c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

               (d) The rights and authority conferred in this ARTICLE ELEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

               (e) Neither the amendment nor repeal of this ARTICLE ELEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE ELEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

          Article VII of the Registrant's Bylaws provides further as follows:

               7.01 RIGHT TO INDEMNIFICATION.   Each director or officer of the
     Corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law against all expense, liability and loss (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; PROVIDED, HOWEVER, that, except as provided in Section 7.02 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this
     Section 7.01 shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if Delaware Law so requires, expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be advanced only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

               7.02 RIGHTS OF INDEMNITEE TO BRING SUIT.   If a claim under
     Section 7.01 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the

     Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. It shall be a defense of the Corporation in any suit brought by an indemnitee to enforce a right to indemnification hereunder (but not in a suit to enforce a right to an advancement of expenses) that the indemnitee has not met the applicable standard of conduct set forth in Delaware Law, and a final adjudication that an indemnitee has not met such standard shall entitle the Corporation to recover such expenses pursuant to the terms of an undertaking. Neither the failure of the Corporation (including the Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including the Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses, the burden of proving that the indemnitee is not entitled to be indemnified in any respect, or to such advancement of expenses, under this
     Article VII or otherwise shall be on the Corporation.

               7.03 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent approved or ratified from time to time by the Board, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent contemplated by this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

               7.04 OTHER RIGHTS AND REMEDIES.   The indemnification and
     advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's or any other corporation's Certificate of Incorporation or any Bylaw, other charter documents, agreement, vote of stockholders or disinterested directors or otherwise, or under Delaware Law or any other applicable statute or regulation, both as to action in such person's official capacity and as to action in another capacity while holding such office.

               7.05 CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, except in any such case to the extent that any grant of rights to indemnification and advancement of expenses pursuant to Section 7.03 otherwise provides, and shall be binding upon any successor to the Corporation to the fullest extent permitted by Delaware Law, as from time to time in effect.

               7.06 INSURANCE.   The Corporation may purchase and maintain
     insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII or Delaware Law.

               7.07 OTHER ENTERPRISES, FINES, AND SERVING AT CORPORATION'S
     REQUEST.   For purposes of this Article, references to "other enterprises"
     shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to a director or officer of the Corporation "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries. For purposes of determining whether a person has met the applicable standard of conduct set forth in Delaware Law, a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation."

               7.08 SAVINGS CLAUSE.   In the event that any provision of this
     Article VII is determined by a court of competent jurisdiction to require the Corporation to do or to fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this
     Article VII shall be enforceable by an indemnitee in accordance with its terms.

          In addition, the Company has purchased a directors' and officers' liability insurance policy insuring directors and officers with respect to certain liabilities.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.


ITEM 8.  EXHIBITS.

          See the Index to Exhibits attached hereto at page 13.


ITEM 9.  UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this
     Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 18th day of November, 1997.

                              HOLOPHANE CORPORATION

                              By:  /s/ John R. DallePezze
                                  ----------------------------------------
                                  JOHN R. DALLEPEZZE
                                  CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                  OFFICER

                                POWER OF ATTORNEY

          We, the undersigned directors and officers of Holophane Corporation (the "Company") and each of us, do hereby constitute and appoint John R. DallePezze and Bruce A. Philp, or either of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-8 in connection with the registration of the Holophane Employee Stock Option Plan, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                    Title                       Date
       ---------                    -----                       ----
/s/ John R. DallePezze      Chairman of the Board of       November 18, 1997
--------------------------  Directors; President and
JOHN R. DALLEPEZZE          Chief Executive Officer
                            (Principal Executive Officer)


/s/ Bruce A. Philp          Vice President Finance; Chief  November 18, 1997
--------------------------  Financial Officer and
BRUCE A. PHILP              Secretary (Principal
                            Financial and Accounting
                            Officer)


/s/ William R. Michaels     Director                       November 18, 1997
--------------------------
WILLIAM R. MICHAELS


/s/ Robert L. Purdum        Director                       November 18, 1997
--------------------------
ROBERT L. PURDUM


/s/ Anthony P. Scotto       Director                       November 18, 1997
--------------------------
ANTHONY P. SCOTTO


/s/ Tadd C. Seitz           Director                       November 18, 1997
--------------------------
TADD C. SEITZ


/s/ Jeffrey M. Wilkins      Director                       November 18, 1997
--------------------------
JEFFREY M. WILKINS

                               INDEX TO EXHIBITS


 Exhibit No.             Description                    Page No.
 -----------             -----------                    --------

   5            Opinion of Vorys, Sater,       Pages 14 through 15
                Seymour and Pease, counsel
                to Registrant

   10           Holophane Employee Stock       Pages 16 through 23
                Option Plan

   23(a)        Consent of Deloitte &          Page 24
                Touche LLP, Independent
                Auditors

   23(b)        Consent of Vorys, Sater,       Filed as part of
                Seymour and Pease, counsel     Exhibit 5 hereof.
                to Registrant

   24           Powers of Attorney             Pages 11 and 12